                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-36178

       Prospectus Supplement No. 111 to the Prospectus dated May 8, 2000 and the Prospectus Supplement dated May 10, 2000.

                                  $30,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

The note being purchased has the following terms:

PRINCIPAL AMOUNT: $30,000,000

STATED MATURITY: July 15, 2002

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: July 14, 2000

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.825%

ORIGINAL ISSUE DISCOUNT NOTE: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTE:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: yes

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
         - Telerate LIBOR page: 3750
         - Reuters screen LIBOR page: no
         - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Telerate page 7051:
        - Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: one month
    - spread: +20 basis points
    - spread multiplier: none
    - initial base rate: 6.62875%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: monthly -- on
          the 15th day of each month,
          commencing on August 15, 2000
    - interest payment dates: the 15th day
          of each month, commencing
          on August 15, 2000
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

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     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the attached prospectus dated May 8, 2000 and prospectus supplement dated May 10, 2000 for additional information about the note being purchased.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                            ------------------------

                   Prospectus Supplement dated July 11, 2000.